UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2017

CARDIFF INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 E. Las Olas Blvd. Suite 1400

Ft. Lauderdale, FL 33301

(Address of principal executive offices, including zip code)

(844) 628-2100

(Registrant's telephone number, including area code)

_________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	re-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Completion of Acquisition or Disposition of Assets, Change in Directors

Item 2.01 Completion of Acquisition or Disposition of Assets

Cardiff International, Inc. (OTCQB: CDIF) and American Cycle Finance (Private; “American Cycle”) today announced they have signed a definitive merger agreement under which American Cycle will merge into Cardiff International as its subsidiary, American Cycle Finance, Inc., in an all-stock transaction valued at approximately $5 million.

Cardiff’s total assets will increase to $15 million including the $7 million in acquired American Cycle assets. This market expanding merger provides entry into attractive markets with strong demographics includes 204 dealers throughout America. In 2016 American Cycle reported $6.5 million in original loans; a loan portfolio of $7 million in assets; losses of less than 1.6%; revenue of $1.3 million.

American Cycle (formally, “Ride Today Acceptance, LLC” was founded in January, 2015, in Beverly, Massachusetts.

American Cycle capitalizes on a unique and profitable financing opportunity in the U.S. sub-prime motorcycle financing market. American Cycle has spent the last two years building a financial infrastructure and expanding its dealer footprint. As of January 1st, 2017, American Cycle has 204 dealers nationwide. Unlike the subprime auto industry, American Cycle provides customers two major advantages over a subprime auto loan: 1.) favorable payment terms; 2.) assets with a slower depreciation rate.

In connection with the closing of the acquisitions, on the effective date of the signed Forward Acquisition Agreement, a Preferred “K” Class of stock was established with a value of $0.25 per share ("American Cycle’s Preferred “K” Class Stock) as consideration. The Preferred “K” Class of stock has a par value $0.001 per share. The preferred share was adjusted as a result of the authorization and declaration of a special distribution to American Cycle’s stockholders at $0.25 per share with a conversion rate of 1 to 1.25 Common Stock with a Lock-Up/Leak-Out provision limiting the sale of stock for 6 months after which conversions and sales are limited to 25% of their portfolio per year, pursuant to the terms of the Acquisition Agreement.

Pending the results of the independent audit, and unanimous debtholder participation, CDIF will issue 9,607,840 shares of CDIF Preferred “K” Shares to American Cycle’s shareholders as Stock Consideration as agreed to in the signed Forward Acquisition Agreement. Based on the price of CDIF’s Common stock at $0.25 per share, the acquisition consideration represents an approximate value of $2,401,960. Upon completion of the independent audit any changes will be announced in an amended 8K within the required 71 day period.

On April 5, 2017, CDIF’s Board of Directors approved retaining current founders to serve as senior management of American Cycle.

There are no family relationships of our directors or executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardiff International, Inc.

By: /s/ Daniel Thompson
Daniel Thompson
Title: Chairman

Dated: April 6, 2017